EXHIBIT 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

March 25, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for AmerElite Solutions, Inc. (the “Company”), but never audited or reviewed any of the financial statements of the Company prior to our dismissal on February 11, 2010.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated February 11, 2010.

We agree with the Company’s statements that we have never released an audit or a review report on any of its financial statements, because:

•	The issuer has carried an intangible asset for four years apparently without an analysis of impairment as required under ASC 350-30-35.
•	We are concerned the Company has undisclosed related party activity.
•	We are concerned the Company has failed to record in its accounts payable several invoices from its predecessor auditor.

We have no knowledge of the Company’s actual motives for changing auditors, or of its consultations with its successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs